Exhibit 99.1

Contact Information:

Name: Chris Hix

Title: Director of Investor Relations

Phone: +1 (770) 495-5100

E-mail: investor-relations@roperind.com

FOR IMMEDIATE RELEASE

ROPER INDUSTRIES ANNOUNCES REALIGNMENT INTO FOUR MARKET-

FOCUSED SEGMENTS

Strong Management Team To Drive Growth;

Delay in Gazprom Order to Affect First Quarter Results

Duluth, Georgia, February 5, 2003 ... Roper Industries, Inc. (NYSE: ROP) today announced the next step in executing its strategy for creating long-term shareholder value. Capitalizing on its success in building and acquiring companies across a global and diversified spectrum of industrial end markets, Roper will realign its operating structure into four market-focused segments to better serve its customers and markets and to better capture the resulting internal and external synergies. The four new segments are: Instrumentation; Industrial Technology; Energy Systems and Controls; and Scientific and Industrial Imaging.

“The realignment of Roper’s operating structure into these four segments is the logical evolution of the strategy we have successfully pursued over the past decade, which has enabled us to drive consistent growth in earnings and cash flow throughout the business cycle,” said Brian Jellison, President and CEO. “During our annual planning process last year, we focused our companies more strongly on market opportunities. This new structure will better enable us to capture those opportunities and reduce costs.”

Further supporting its long-term growth strategy, the Company also announced today its segment leadership team, reporting directly to Mr. Jellison. Jim Mannebach, who will be responsible for the Industrial Technology segment, joins Roper after 15 years of increasing operating responsibility with Emerson Electric Co., recently as president of the Process Flow Business Group. Tim Winfrey, who will head the Energy Systems and Controls segment, has considerable operating and acquisition experience in global energy and industrial companies, including British Petroleum and Ingersoll Rand. Will Crocker, who joined Roper in 1991 and has led Analytical Instrumentation since 1997, will be responsible for the Instrumentation segment. Ben Wood will assume responsibility for the Scientific and Industrial Imaging segment. Mr. Wood’s operating experience includes development of a software business, as well as nine years in various operating roles in Asia, including the managing director role for a technology and distribution business.

“There is no question that strong performance comes from strong leadership,” said Mr. Jellison. “These segment leaders are highly experienced and ideally qualified to take Roper to the next level of performance and scale.”

Mr. Jellison also commented on first quarter delays in shipments to Gazprom, the large Russian natural gas company, due to changes in the customer’s procurement process. “We are finalizing commercial arrangements for 2003 activity, our eleventh consecutive year of supplying control solutions to this important customer. Although this year’s contract was not concluded in time for us to ship in our first quarter, we expect to do so shortly and are pleased that the customer’s budget for our solutions may in fact exceed earlier expectations. However, we are not yet able to determine the specific favorable impact on subsequent quarters. As a result of delayed shipments to Gazprom, and weak downstream oil & gas market conditions, we now expect first quarter EPS will be as much as $0.15 lower than originally forecasted.” The Company also reported that it has collected the first $5 million quarterly payment, as scheduled, from Gazprom for shipments made against a 2001 supplemental order with special financing arrangements.

The Company plans to release its results for the first quarter of fiscal 2003, ended January 31, after the market closes on Wednesday, February 26, 2003, and conduct a webcasted conference call at 10:00 AM EST on Thursday, February 27, 2003.

Mr. Jellison continued, “Roper has never been better positioned to execute its long-term strategy, notwithstanding near-term challenges. Our strengthened management team is focused on expanding our niche market leadership positions, capturing internal and external opportunities and producing record results in 2003.”

The four new segments are summarized as follows:

■	Instrumentation: Serving primarily test, inspection and measurement applications in oil & gas, research and industrial markets, key brand centers include Acton Research, Antek, Gatan, IDI, Logitech, PAC, Struers and Uson.

■	Industrial Technology: Primary brand centers include Abel Pump, AMOT Controls, Cornell Pump, Flow Technology, Fluid Metering, Hansen and Roper Pump, providing solutions for diverse industrial, energy, commercial refrigeration and water/wastewater markets.

■	Energy Systems and Controls: Brand centers Compressor Controls, Petrotech, Metrix and Zetec are focused on providing control, monitoring and inspection systems for energy markets.

■	Scientific and Industrial Imaging: Key imaging brands include Media Cybernetics, QImaging, Redlake and Roper Scientific, developing and supplying high performance digital imaging solutions for industrial, medical and life and physical science applications.

For additional information on Roper Industries, including the Company’s recent presentation at an investor conference, and to register to receive Company press releases via e-mail, visit the Company’s website at www.roperind.com.

Roper Industries is a diversified provider of engineered products and solutions for global niche markets.

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The information provided in this news release, in Company filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended October 31, 2002, and in other press releases and public disclosures, contain forward-looking statements about the Company’s expected business outlook and future prospects. These forward-looking statements involve numerous risks and uncertainties that are beyond the Company’s ability to control or predict. There is no assurance that these and other risks and uncertainties will not have an adverse impact on the Company’s future operations, financial condition or financial results. The Company believes that these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are only predictions and are not guarantees of performance. Further, forward-looking statements speak only as of the date they are made, and the Company does not undertake an obligation to update publicly any forward-looking statements in light of new information or future events.